Exhibit 10.16
HELIOGEN, INC.

AMENDED AND RESTATED NON-EMPLOYEE DIRECTOR COMPENSATION POLICY

Effective Date: March 2, 2023

Each member of the Board of Directors (the “Board”) of Heliogen, Inc. (the “Company”) who is not also serving as an employee of the Company or any of its subsidiaries (each such member, a “Non- Employee Director”) will be eligible to receive the compensation described in this Non-Employee Director Compensation Policy (this “Policy”) for his or her Board service. Unless otherwise defined herein, capitalized terms used in this Policy will have the meaning given to such terms in the Company’s 2021 Equity Incentive Plan, as may be amended and/or restated from time to time, or any successor equity incentive plan (the “Plan”).

1.Annual Cash Compensation

Commencing on the Effective Date, each Non- Employee Director will receive the cash compensation as set forth below for service on the Board.

Annual Board Service Retainer:

•All Non-Employee Directors: $50,000

•Non-Executive Chairperson: $45,000 (in addition to Annual Board Service Retainer)

Annual Committee Chair or Member Service Retainer (in addition to Annual Board Service Retainer):

•Chairperson of the Audit Committee: $20,000

•Chairperson of the Compensation and Human Capital Committee: $20,000

•Chairperson of the Nominating and Corporate Governance Committee: $20,000

•Chairperson of the Corporate Strategy Committee: $20,000

•Member (other than Chairperson) of the Audit Committee: $10,000

•Member (other than Chairperson) of the Compensation and Human Capital Committee: $10,000

•Member (other than Chairperson) of the Nominating and Corporate Governance Committee: $10,000

•Member (other than Chairperson) of the Corporate Strategy Committee: $10,000

The annual cash retainers above will be payable in equal quarterly installments in arrears on the last day of each fiscal quarter in which the service occurred, prorated for any partial quarter of service (based on the number of days served in the applicable position divided by the total number of days in the quarter). All annual cash retainers will be vested upon payment.

2.Equity Compensation

Each Non-Employee Director will be entitled to receive the equity compensation set forth below (as applicable), subject to the terms and conditions hereof. All such equity compensation will be granted under the Plan.

(a)Initial Grants. Without further action by the Board or Compensation and Human Capital Committee of the Board (the “Compensation Committee”), each person who is elected or appointed as a Non-Employee Director to the Company’s Board on or after the Effective Date, will automatically, on the date of his or her initial election or appointment to be a Non-Employee Director (or, if such date is not a business day, the first business day thereafter, the “Commencement Date”)), be granted that number of restricted stock units that is the lesser of (i) the number of restricted stock units with a value of $150,000 in the aggregate and (ii) 75,000 restricted stock units (the “Initial Grant”). The number of restricted stock units comprising a stated value will be determined by dividing the relevant dollar value by the Fair Market Value of a share of the underlying Common Stock on the applicable grant date, with such number of restricted stock units rounded down to the nearest whole unit. Each Initial Grant will vest in a series of three substantially equal annual installments on each of the first, second and third anniversaries of the Commencement Date, such that the Initial Grant is fully vested on the third anniversary of the Commencement Date, subject to the Non-Employee Director’s Continuous Service through each vesting date.

(b)Annual Grants. Without any further action by the Board or Compensation Committee, at the close of business on the date of each annual meeting of the Company’s stockholders, each person who is then a continuing Non-Employee Director will automatically be granted that number of restricted stock units that is the lesser of (i) the number of restricted stock units with a value of $150,000 in the aggregate and (ii) 75,000 restricted stock units (each, an “Annual Grant”). The number of restricted stock units comprising a stated value will be determined by dividing the relevant dollar value by the Fair Market Value of a share of the underlying Common Stock on the date of the applicable annual meeting (or, if such date is not a business day, the first business day thereafter), with such number of restricted stock units rounded down to the nearest whole unit. Each Annual Grant will vest on the earlier of (i) the first anniversary of the applicable grant date and (ii) the day before the next annual meeting following the applicable grant date, subject to the Non-Employee Director’s Continuous Service through the vesting date.

(c)Change in Control. Notwithstanding the foregoing, for each Non- Employee Director who remains in Continuous Service as of, or immediately prior to, a Change in Control, the shares subject to his or her then-outstanding equity awards that were granted pursuant to this Policy will become fully vested immediately prior to such Change in Control.

(d)Remaining Terms. The remaining terms and conditions of each equity award granted pursuant to this Policy will be as set forth in the Plan and the Company’s applicable award grant notice and award agreement, in the form adopted from time to time by the Board or Compensation Committee of the Board.

3.Non-Employee Director Compensation Limit

Notwithstanding the foregoing, the aggregate value of all compensation granted or paid, as applicable, to any individual for service as a Non-Employee Director shall in no event exceed the limits set forth in Section 3(d) of the Plan.

4.Ability to Decline Compensation

A Non-Employee Director may decline all or any portion of his or her compensation under this Policy by giving notice to the Company prior to the date such cash is earned or such equity awards are to be granted, as the case may be.

5.Expenses

The Company will reimburse each Non-Employee Director for ordinary, necessary and reasonable out-of-pocket travel expenses to cover in-person attendance at and participation in Board and committee meetings; provided, that the Non-Employee Director timely submits to the Company appropriate documentation substantiating such expenses in accordance with the Company’s travel and expense policy, as in effect from time to time.

6.Administration

The Board, or Compensation Committee, will administer this Policy. The Board or the Compensation Committee will have the sole discretion and authority at any time to administer, interpret, amend and terminate the Policy, and the decisions of the Board or the Compensation Committee will be final and binding on all persons having an interest in the Policy.
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